Exhibit 10.1

MBNA Corporation Compensation Committee—Framework for Annual Bonus Determinations to Executive Officers

The Compensation Committee’s framework for awarding annual bonuses to the top five paid executive officers pursuant to MBNA Corporation’s Senior Executive Performance Plan (the "Performance Plan") incorporates corporate and individual performance criteria. Pursuant to the framework, the Compensation Committee establishes a range of annual net income growth targets and assigns maximum bonus percentages (based on annual salary) to each target in the range. In addition, the Committee establishes additional financial goals (such as loan growth, new accounts and net credit losses) and non-financial business goals, to ensure that achievement of the net income targets for the year is based on the key performance drivers of the Corporation’s business and does not compromise future performance. Based on achievement of the additional goals, the Committee may reduce annual bonuses. The Committee may further adjust annual bonuses based on individual achievement.

The Compensation Committee’s framework for awarding annual bonuses to members of senior management (other than the top five paid executive officers) is the same as the framework established under the Performance Plan for awarding bonuses to the top five paid executive officers.